                            OppenheimerFunds, Inc.
                          Two World Financial Center
                              225 Liberty Street
                        New York, New York 10281-1008

June 30, 2006

The Board of Trustees
Oppenheimer Rochester Maryland Municipal Fund
6803 S. Tucson Way
Centennial, CO  80112-3924

To the Board of Trustees:

      OppenheimerFunds,  Inc. ("OFI") hereby offers to purchase 7,874.02 Class
A  shares,  78.74  Class B shares  and  78.74  Class C shares  of  Oppenheimer
Rochester  Maryland  Municipal  Fund (the  "Fund"),  at a net asset  value per share of $13.33  for each  such  class,  for an  aggregate  purchase  price of
$102,000.

      In connection  with such purchase,  OFI represents that such purchase is made  for  investment  purposes  by  OFI  without  any  present  intention  of redeeming or selling such shares.

                              Very truly yours,

                              OppenheimerFunds, Inc.

                              By:  /s/ Robert G. Zack
                                   _________________________
                                   Robert G. Zack
                                   Executive Vice President and General
                        Counsel